EXHIBIT 99.3

SHARE REPURCHASE PROGRAM REQUEST

Complete the information below and submit to Registrar and Transfer Company with a check for $50.00 payable to Registrar and Transfer Company.

FOR VALUE RECEIVED, I, _____________________________________________________________________________

                                                                                                    (Print the exact name of the current investment owner)

do hereby sell, assign, convey and transfer unto Inland Western Retail Real Estate Trust, Inc. Share Repurchase Program

_____________Shares                      Type of Shares Liquidating:             ☐ DRP (Plan)                   ☐ Book        ☐
Certificate

(Print the exact number of shares                                                                                                                                                                                                       (Check all that apply)

 to be liquidated or the word “ALL” if you wish to liquidate your entire position)

of the common stock of Inland Western Retail Real Estate Trust, Inc. (“the Company”), standing in such name on the books of the Company, represented by Certificate Number(s):_____________________________________

List certificate number(s) as applicable — The certificate number is located on the upper left corner of the certificate.  If you are unable to locate your certificate(s), write in the word “Lost”.  If the stock certificate(s) was issued before April 10, 2006, there will be no costs to replace the lost certificate(s).  If the lost certificate(s) was issued on or after April 10, 2006, please contact Registrar and Transfer Company at (800) 960-6552, for an Affidavit of Loss and to purchase a replacement bond.

and do hereby irrevocably constitute and appoint the Company as attorney to transfer the said shares on the books and records of the Company with full power as substitution in the premises.

The Assignor has, concurrently with the delivery of this Assignment surrendered to the Company the original certificate for the shares which are subject of the Assignment, OR if Assignor has not surrendered the original certificate to the Company, Assignor represents and warrants to the Company that Assignor has either lost or misplaced said certificate, and Assignor has not sold, transferred or encumbered the Shares which are represented by the certificate and which are the subject of this assignment, or delivered the certificate to any other person or entity, for any reason whatsoever, and Assignor further agrees to indemnify the Company against any claim from any person or entity claiming to have an interest in said Shares, Whether by reason of possessing the certificate therefore or otherwise.  Assignor further agrees to deliver the certificate to the Company if and when Assignor finds the certificate.

Dated the __________ day of _____________,  ________                     R&T Account Number: ________________________

_______________________________________
Signature: Registered Owner/Custodian/Trustee	Medallion Signature Guarantee

_______________________________________
Signature: Co-Owner/Co-Trustee, If Applicable

Mail Completed Form along with a $50 Check payable to
Registrar and Transfer Company to:

Registrar and Transfer Company
Attn:  Share Repurchase Department
P.O. Box 1727
10 Commerce Drive
Cranford, NJ 07015
Phone:    (866) 734-7010

You must have your signature(s) Medallion Guaranteed by an eligible institution such as a commercial bank, trust company, credit union or brokerage firm that participates in an approved Medallion Program. Please note that a notarization is not acceptable.

Failure to submit or properly complete this form with the applicable $50 fee may result in its return and all related documents, including certificate(s), to the presenter.  NOTICE:  Share Repurchase Requests will not be processed between the 30th of the month and the 10th of the following month.

The shares represented by the certificate(s) are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Company’s Articles of Amendment and Restatement of Charter (as the same may be amended and/or restated from time to time)(the “Charter”):  (i) no Person may Beneficially or Constructively Own shares of the Company’s Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Equity Stock of the Company in excess of 9.8 percent of the value of the total outstanding shares of Equity Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Stock that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a real estate investment trust; and (iv) no Person may Transfer shares of Equity Stock if such Transfer would result in the Equity Stock of the Company being owned by fewer than 100 Persons.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Equity Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Equity Stock in excess or in violation of the above restrictions and limitations must immediately notify the Company.  If any of the restrictions and limitations on transfer or ownership are violated, then the shares of Equity Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All initially capitalized terms used but not defined in this legend shall have the meanings given to them in the Charter, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Stock of the Company upon request and without charge.  Reference is hereby made to the Company’s Charter for the complete terms, provisions and restrictions relating to any and all restrictions and limitation on the transfer and ownership of shares of Equity Stock.  In the event of any conflict or discrepancy between the terms, provisions, limitations and restrictions contained in this certificate and the terms, provisions, limitations and restrictions contained in the Charter, the terms, provisions, limitations and restrictions contained in the Charter shall, in all incidents, govern, control and prevail.